Exhibit 99.1

              Duratek Reports First Quarter 2005 Results

    COLUMBIA, Md.--(BUSINESS WIRE)--April 27, 2005--Duratek, Inc. (NASDAQ:DRTK) today announced net income of $4.9 million, or $0.32 per diluted share, for the first quarter ended April 1, 2005, as compared to net income of $3.1 million, or $0.21 per diluted share, for the same period in 2004. The 58% increase in net income was due primarily to the higher revenues and lower interest expense achieved during the quarter. Revenues of $70.6 million for the first quarter ended April 1, 2005 increased by $6.4 million, or 10%, over the $64.2 million achieved in the comparable period in 2004. The additional revenues were primarily attributable to increases in work scope on existing Federal and Commercial Services' contracts, as well as additional incentive fees recognized as result of progress made during the quarter on a Federal Services site closure project. Interest expense for the quarter decreased by $0.9 million, or 37%, from the same period in the prior year. The lower interest expense was attributable to lower debt balances outstanding in 2005 due to accelerated loan payments made during 2004.
    Robert E. Prince, President and CEO, said, "I am pleased that through expanding our current base of business we continue to improve our financial performance. In addition, I believe we are well positioned on additional new opportunities that can provide near-term revenue growth."
    Robert F. Shawver, Executive Vice President and CFO, added, "The Company had a very solid quarter. Revenues were up by 10%, gross margins improved slightly from 24.8% to 25.1%, and SG&A and interest costs decreased 2.7% and 37%, respectively. The increased revenues, as well as continued progress on a key site closure contract certainly contributed strongly to the improved results."
    An unaudited comparative summary of the first quarter results of operations for 2005 and 2004 is as follows (in thousands, except per share data):


                                                 Three Months Ended
                                               -----------------------
                                                April 1,    March 28,
                                                  2005        2004
                                               ----------- -----------
Revenues                                       $   70,612  $   64,182
Income from operations                              9,319       7,285
Net income                                          4,860       3,085

Income per share (Diluted):
   Basic                                       $     0.33  $     0.22
                                               =========== ===========
   Diluted                                     $     0.32  $     0.21
                                               =========== ===========

The unaudited consolidated balance sheets, statements of operations, and statements of cash flows are attached.

    A conference call will be held today at 10:00 a.m. Eastern Time. Investors can listen to the conference call by logging into www.duratekinc.com or by calling 1-888-709-9420, passcode "Duratek". In addition to the webcast and teleconference, the Company will be placing a presentation of the data on its Web site under the investor relations financial reports section. We encourage investors to listen to the call in addition to viewing the presentation.
    A replay of the call will be available at approximately 1:00 p.m. today through May 13, 2005 at 5:00 p.m. by dialing 1-866-388-5361. The webcast will be archived on the Duratek Web site for at least 30 days.

    Duratek provides safe, secure radioactive materials disposition.

    Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of Section 21E(i)(1) of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Duratek's actual results to be materially different from any future results expressed or implied by these statements. Such factors include the following: the Company's ability to manage its commercial waste processing operations, including obtaining commercial waste processing contracts and processing waste under such contracts in a timely and cost-effective manner; the timing and award of contracts by the U.S. Department of Energy for the cleanup of waste sites administered by it; the acceptance and implementation of the Company's waste treatment technologies in the government and commercial sectors; and other large technical support services projects. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in the Company's SEC filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K for the fiscal year ended December 31, 2004.


                    DURATEK, INC. AND SUBSIDIARIES

                     Consolidated Balance Sheets

        (in thousands of dollars, except per share amounts)

                                               April 1,   December 31,
                                                 2005         2004
                                             ------------ ------------
                        Assets               (unaudited)      (1)
Current assets:
  Cash                                       $     7,077  $    23,296
  Accounts receivable, net of allowance for
   doubtful accounts of $137 in 2005
   and $158 in 2004                               34,040       30,997
  Cost and estimated earnings in excess of
   billings on uncompleted contracts              19,700       16,715
  Prepaid expenses and other current assets       11,872       13,708
                                             ------------ ------------
        Total current assets                      72,689       84,716

Retainage                                            552        1,257
Property, plant and equipment, net                65,831       66,151
Goodwill                                          72,129       72,129
Other intangible assets                            3,503        3,747
Decontamination and decommissioning trust
 fund                                             18,727       19,050
Other assets                                      24,223       21,487
                                             ------------ ------------
        Total assets                         $   257,654  $   268,537
                                             ============ ============

     Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt          $       858  $       858
  Accounts payable                                 7,414       15,643
  Due to State of South Carolina                   7,919        6,073
  Accrued expenses and other current
   liabilities                                    18,789       24,646
  Unearned revenues                               11,545       14,694
  Waste processing and disposal liabilities        5,583        6,980
                                             ------------ ------------
        Total current liabilities                 52,108       68,894

Long-term debt, less current portion              83,927       84,142
Facility and equipment decontamination and
 decommissioning liabilities                      40,345       40,419
Other noncurrent liabilities                       7,394        6,756
                                             ------------ ------------
        Total liabilities                        183,774      200,211
                                             ------------ ------------

Stockholders' equity:
  Preferred stock - $0.01 par value;
   authorized 4,740,000 shares; none issued            -            -
  Series B junior participating preferred
   stock, $0.01 par value; 100,000 shares
   authorized; none issued                             -            -
  Common stock - $0.01 par value; authorized
   35,000,000 shares; issued 16,328,321
   shares at April 1, 2005 and 16,236,781
   shares at December 31, 2004                       163          162
  Capital in excess of par value                  87,477       86,784
  Deferred compensation employee stock trust       1,323        1,323
  Accumulated deficit                             (4,183)      (9,043)
  Treasury stock at cost, 1,770,306 shares
   at April 1, 2005 and December 31, 2004        (10,900)     (10,900)
                                             ------------ ------------
        Total stockholders' equity                73,880       68,326

                                             ------------ ------------
        Total liabilities and stockholders'
         equity                              $   257,654  $   268,537
                                             ============ ============

(1) The Consolidated Balance Sheet as of December 31, 2004 has been derived from our audited Consolidated Balance Sheet included in our Annual Report on Form 10-K for the year ended December 31, 2004.


                Consolidated Statements of Operations

               (in thousands, except per share amounts)

                                                Three months ended
                                             -------------------------
                                               April 1,     March 28,
                                                 2005         2004
                                             ------------- -----------
                                                    (unaudited)
Revenues                                     $     70,612  $   64,182
Cost of revenues                                   52,880      48,250
                                             ------------- -----------
          Gross profit                             17,732      15,932
Selling, general and administrative expenses        8,413       8,647
                                             ------------- -----------
          Income from operations                    9,319       7,285
Interest expense                                   (1,489)     (2,356)
Other income, net                                      73          72
                                             ------------- -----------

          Income before income taxes and
           equity in income of joint
           ventures                                 7,903       5,001
Income taxes                                        3,046       2,000
                                             ------------- -----------

          Income before equity in income of
           joint ventures                           4,857       3,001
Equity in income of joint ventures                      3          84
                                             ------------- -----------

          Net income                                4,860       3,085

Preferred stock dividends                              --         (12)
                                             ------------- -----------
          Net income attributable to common
           stockholders                      $      4,860  $    3,073
                                             ============= ===========

Weighted average common stock outstanding:
          Basic                                    14,664      13,878
                                             ============= ===========
          Diluted                                  15,268      14,572
                                             ============= ===========
Income per share:
          Basic                              $       0.33  $     0.22
                                             ============= ===========
          Diluted                            $       0.32  $     0.21
                                             ============= ===========


                    DURATEK, INC. AND SUBSIDIARIES

                Consolidated Statements of Cash Flows

                      (in thousands of dollars)

                                                   Three months ended
                                                   -------------------
                                                    April 1, March 28,
                                                      2005      2004
                                                   --------- ---------
                                                      (Unaudited)
Cash flows from operating activities:
  Net income                                       $  4,860  $  3,085
  Adjustments to reconcile net income to net cash
   used in operating activities:
    Depreciation and amortization                     2,613     2,707
    Stock compensation expense                            -        74
    Equity in income of joint ventures, net of
     distributions                                       (8)     (126)
    Changes in operating assets and liabilities:
         Accounts receivable                         (3,043)    1,748
         Costs and estimated earnings in excess of
          billings on uncompleted contracts          (5,915)   (2,389)
         Prepaid expenses and other current assets 2,511 (1,099) Accounts payable and accrued expenses and
          other current liabilities                 (12,454)   (6,448)
         Unearned revenues                           (3,149)   (1,695)
         Waste processing and disposal liabilities (1,397) (2,414) Facility and equipment decontamination
          and decommissioning liabilities               250       235
         Retainage                                       63       260
         Other                                          585       475
                                                   --------- ---------
      Net cash used in operating activities         (15,084)   (5,587)
                                                   --------- ---------

Cash flows from investing activities:
  Additions to property, plant and equipment         (1,345)   (1,719)
  Other                                                 (34)      (22)
                                                   --------- ---------
      Net cash used in investing activities          (1,379)   (1,741)
                                                   --------- ---------

Cash flows from financing activities:
  Proceeds from issuance of common stock                676     2,036
  Repayments of long-term debt                         (215)        -
  Deferred financing costs paid                        (127)        -
  Repayments of capital lease obligations               (90)      (70)
  Preferred stock dividends paid                          -       (60)
                                                   --------- ---------
      Net cash provided by financing activities         244     1,906
                                                   --------- ---------
      Net decrease in cash                          (16,219)   (5,422)

Cash, beginning of period                            23,296    35,174
                                                   --------- ---------
Cash, end of period                                $  7,077  $ 29,752
                                                   ========= =========


Supplemental disclosure of non-cash financing activities:

  During the three months ended April 1, 2005, we entered into $666 in capital lease agreements to finance the purchase of computer equipment.

    CONTACT: Duratek, Inc.
             Diane R.  Brown, 410-312-5100
                 or
             Robert F. Shawver, 410-312-5100
             www.duratekinc.com